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                                                                   EXHIBIT 10.16


                        ADMINISTRATIVE SERVICES AGREEMENT

PARTIES

         This Administrative Services Agreement ("Agreement") is entered into this 8th day of January, 2001 by and between OASIS OUTSOURCING, INC. and its subsidiaries (hereafter collectively referred to as "Oasis"), whose address is 4200 Wackenhut Drive, Suite 100, Palm Beach Gardens, Florida 33410, and CALIBUR SYSTEMS, INC. and its subsidiaries (hereafter referred to as "Client"), whose address is 5800 NW 74th Avenue, Miami, Florida 33166.

PRELIMINARY STATEMENT

         The Parties entered into a Client Service Agreement dated May 5, 2000 (the "PES Agreement"), pursuant to which Oasis agreed to provide to Client professional employment services on the terms and conditions set forth therein. Pursuant to letter dated January 12, 2001, Oasis notified Client that it was terminating the PES Agreement effective January 8, 2001. Client has disputed Oasis' right to terminate the PES Agreement effective January 8, 2001. Oasis disputes that it has acted improperly in terminating the PES Agreement.

         Oasis has offered to enter into this Agreement in place of the PES Agreement, provided that Client agree to release Oasis from any liability arising from Oasis' allegedly improper termination of the PES Agreement. Client has agreed to enter into this Agreement and release Oasis from any liability arising from Oasis' allegedly improper termination of the PES Agreement, provided that the cost to Client of the services and benefits described on Exhibit "A" attached hereto does not exceed the cost that Client would have incurred for similar services and benefits under the PES Agreement.

I. TERM OF AGREEMENT


         The initial term of this Agreement shall commence on the date of this Agreement and terminate on March 14, 2002 (the "Initial Term"). Following the completion of the Initial Term, this Agreement shall automatically renew and remain in full force and effect for additional terms of one year, and shall remain in effect until either party gives written notice to the other party by delivering notice of termination as specified in Paragraph V, below, at least ninety (90) days prior to the expiration of the Initial Term or any extension of the Initial Term. Notwithstanding anything to the contrary, either Party may terminate this Agreement at any time by providing written notice to the other Party of their desire to terminate this Agreement, at least ninety (90) days prior to the termination date. In the event this Agreement is terminated by either party, all affiliated plans and policies provided through this relationship can be terminated by Oasis or provider, provided that such terminations shall not be effective earlier than the first business day following the termination date set forth in the written notice given by the terminating Party.




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II. SERVICES


         Oasis and Client agree that Oasis will supply only the following services:

         A. Oasis agrees to compute and prepare pay checks and to make appropriate tax withholdings based solely upon information supplied to Oasis by Client (hereafter such services are referred to as "Payroll Services"). Client is responsible for paying all of its own taxes. Oasis shall furnish to Client, on a weekly and quarterly basis, calculations of all payroll taxes payable by Client. All hours and other payroll information needed by Oasis (including but not limited to the exempt or non-exempt status of employees under applicable wage and hour laws) in order to prepare pay checks shall be submitted by Client in writing to Oasis at the end of each pay period and in sufficient time to permit Oasis to prepare pay checks to meet Client's payment schedule. Client assumes sole and exclusive responsibility for the consequences of supplying erroneous or late information to Oasis. Oasis assumes sole and exclusive responsibility for processing errors and for late delivery/return of payroll not resulting from Client's late furnishing of information to Oasis.

         B. Oasis agrees to provide the Human Resource Services set forth on Exhibit "A" for employees of Client.

         C. Oasis will, in some cases, provide plans and policies that are affiliated to Oasis, as initially identified on Exhibit "A". An affiliated plan or policy for the purposes of this Agreement means any plan that Client and Oasis co-sponsor and/or any plan or policy that is provided to Client as a result of Oasis' relationship with the Insurer/provider. All affiliated plans and/or policies may be modified or withdrawn at any time by Oasis if such modification or withdrawal is applicable to a majority of Oasis' employee leasing clients who are participants in such plans or policies (such majority to be calculated on the basis of the number of Oasis' employer clients, and not the number of employees of such clients, that are covered by such plan or policy).

         Oasis shall not be considered to be an employer of any individual for whom pay checks are prepared or for whom Human Resource Services or plans or policies are provided.

         In performing its services under this Agreement, Oasis agrees to comply with all federal, state and local laws, statutes, regulations, ordinances, and rules, etc. applicable to the provision of its services, including, without limitation, those relating to (1) the payment of wages, (ii) the withholding of employment-related taxes, (iii) employee benefits plans offered or administered by Oasis, (iv) ERISA, (v) COBRA, and (vi) workers' compensation.



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III. SERVICE FEES


         A. For services to be rendered under Paragraph 11 of this Agreement, Oasis shall be entitled to be paid its fee as set forth on Exhibit "A".

         B. All fees due Oasis for services provided by Oasis pursuant to Paragraph II(A) and II(B) are to be paid by Client within one business day from the date of the applicable Oasis invoice to Client (See attached ACH Agreement).' Any unpaid balance owed to Oasis by Client will also be subject to periodic charge of one and one-half (1-1/2) percent per calendar month (or such lesser maximum interest rate if set by applicable law at a lower rate) until paid in full, Oasis reserves the right to immediately terminate this Agreement if full payment is not made within three (3) business days after Client's receipt of written notice from Oasis notifying Client of its failure to timely make payment.

         C. In the event that the cost to Client of the services and benefits described on Exhibit "A" attached hereto exceeds the cost that Client would have incurred for similar services and benefits under the PES Agreement, Client may terminate this Agreement in accordance with the provisions of Paragraph I, above, in which case Oasis shall reimburse Client for such excess costs that are incurred by Client during the initial thirty (30) days of the ninety (90) day notification period, provided that Client has furnished to Oasis its written notice of termination in accordance with Paragraph I of this Agreement.

IV. INDEMNIFICATIONS


         A. Client hereby unconditionally indemnifies, holds harmless, protects and defends Oasis, and its subsidiaries, affiliates and parent companies, and their respective shareholders, non-leased employees, attorneys, officers, directors, agents and representatives (all such indemnified parties are referred to as "Oasis Indemnified Parties") from and against any and all claims, demands, damages (including punitive and compensatory), injuries, deaths, actions, costs and expenses (including reasonable attorney's fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort that Oasis or an Oasis Indemnified Party may incur, suffer become liable for or that may be asserted or brought against Oasis or an Oasis Indemnified Party arising from or in connection with Client's breach of its responsibilities or obligations under this Agreement.

         B. Oasis hereby unconditionally indemnifies, holds harmless, protects and defends Client, and its subsidiaries, affiliates and parent companies, and their respective shareholders, employees, attorneys, officers, directors, agents and representatives (all such indemnified parties are referred to as "Client Indemnified Parties") from and against any and all claims, demands, damages (including punitive and compensatory), injuries, deaths, actions, costs and expenses (including reasonable attorney's fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort that Client or a Client Indemnified Party may incur, suffer become liable for or that may be asserted or brought against Client or a Client Indemnified Party arising from or in connection with Oasis' breach of its responsibilities or obligations under this Agreement, including, without



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limitation (a) if Client has contracted for services as set forth in Paragraph
II(A) above, Oasis' improper calculation of wages based upon correct information supplied by Client to Oasis, and (b) if Client has contracted for services as set forth in Paragraph II(B) and any action is taken by Client in compliance with a written Oasis direction, policy or procedure which is illegal under any applicable local, state or federal law.

V. RELEASE


         A. In consideration for entering into this Agreement with Client and the promises and covenant of Oasis set forth in Section III(C), above, Client hereby releases and discharges Oasis (and its predecessors and successors in interest, assigns, subsidiaries, parents, affiliates, clients, contractors, divisions, franchisees, management companies, related companies, all associated operations, partnerships, corporations, limited liability companies, and other entities and their successors, assigns, and all past, present and future members, owners, officers, directors, representatives, stockholders, partners, agents, employees, supervisors, managers and attorneys,and their heirs, executors and administrators) of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether they be in law or equity, and whether known or unknown, solely arising out of or resulting from Oasis' allegedly improper termination of the PES Agreement,

         B. The release set forth in Section V(A), above, shall not be deemed to affect, among other things, the indemnification provisions of the Parties set forth in the PES Agreement, which provisions shall continue to remain in full force and effect with respect to the obligations of the Parties set forth in the PES Agreement.

VI. GENERAL PROVISIONS


         A. Oasis is not responsible for covering Client's employees under Oasis' benefit plans, including workers' compensation, general liability, and auto to Client's employees.

         B. Client acknowledges that Oasis has made no representation concerning whether Oasis' services will improve the performance of Client's business.

         C. The Parties acknowledge and agree that the Preliminary Statement set forth above is true and accurate and is incorporated into and made a part of this Agreement.

         D. Except where a Party is liable to a third party on a third party claim, that is subject to indemnification under this Agreement, neither Party shall be liable to the other for exemplary, punitive, special, incidental, indirect or consequential damages suffered by the other Party.

         E. Oasis will only provide the above listed services and no other services shall be provided or implied, including without limitation any strategic, operational, legal or other



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business related decisions with regard to Client's business. Such decisions shall exclusively be the responsibility of Client.

         F. Neither Client nor Oasis shall transfer or assign this Agreement or any part hereof without the prior written consent of the other, which consent shall not be unreasonably withheld; in addition, either Party may assign this Agreement without the other Party's consent to one of its subsidiaries or affiliates, provided that the subsidiary or affiliate is controlled and managed by the same group of individuals and is of comparable financial strength.

         G. Client acknowledges and agrees that Oasis is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for the assessment of its own legal rights and obligations.

         H. This Agreement constitutes the entire agreement between the parties with regard to this subject matter and, except for the provisions of the PES Agreement that survive its termination (in accordance with the provisions of the PES Agreement), no other agreement, statement, promise or practice between the parties relating to the subject matter shall be binding on the parties. This Agreement may be changed only by a written amendment signed by both Parties.

         I. The failure by either Party at any time to require strict performance by the other Party or to claim or enforce a breach of any provision of this Agreement will not be construed as a waiver of any breach or subsequent breach nor affect the effectiveness of this Agreement or prejudice such Party's rights in respect of a subsequent breach.

         J. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, Venue shall be in Palm Beach County, Florida.

         K. In the event of any lawsuit or other proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of its costs and reasonable attorney's fees incurred at all levels of proceedings.

         L. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given
(i) three (3) days after deposited in the United States certified mail, return receipt requested, postage and fees prepaid, (ii) one day after deposited with an overnight courier service, next day delivery guaranteed, fees paid by sender, or (iii) upon hand delivery, in each case properly addressed to the recipient at the address set forth above or such other address as is most recently noticed by the recipient Party.

         M. In the event that any provision contained in this Agreement is held to be unenforceable by a court of competent jurisdiction, the validity, legality, or enforceability of the remainder of this Agreement shall in no way be affected or impaired thereby,

         N. The provision of affiliated plans/policies pursuant to this document may be accomplished by Oasis either directly or through the services of a licensed broker (provided that



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Client shall not be responsible for the payment of any broker's fees or commissions).

         O. Because each Party may have access to information which may be considered confidential, proprietary, and/or trade secrets of the other Party (whether or not such information is considered as such under applicable law), the Parties agree that they will treat confidentially any such information identified to the other as being confidential, and will not disclose the information to any third party except as required by law or permitted by the disclosing Party.

         P. Within five (5) business days after this Agreement is entered into by both parties hereto, Oasis shall deliver to Client all personnel files of Client's current employees, which files are in Oasis' possession or control. Upon expiration or termination of this Agreement, Oasis shall deliver to Client, no later than the date on which Oasis' obligations to provide services hereunder cease, all system data relating to Client's employees, in form that is readable, accessible and processible on Client's systems.



OASIS OUTSOURCING, INC.


By: /s/ [ILLEGIBLE]             3/15/01
    -----------------------------------
                                (Date)


CALIBUR SYSTEMS, INC.


By: /s/ [ILLEGIBLE]             3/14/01
    -----------------------------------
                                (Date)




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                            ADMINISTRATION FUNCTIONS
                                    EXHIBIT A

I. EMPLOYEE ADMINISTRATION


         A.       Payroll Processing/Administration

                  Based on information supplied by the Client we will:

                  1.       Calculate and set up payroll deductions.

                  2. Record vacation accruals and provide reports to Client as reasonably requested.

                  3. Record sick leave and provide reports to Client as reasonably requested.

                  4.       Record other paid/unpaid leave.

                  5. Record training data provided by Client and provide reports by employee/store/district on a monthly basis.

                  6. Record and report mandatory training programs provided by Client (e.g., responsible vendor training, robbery deterrence training) by employee/store/district on weekly exception reports.

                  7. Answer employee questions on payroll amounts, deductions.

                  8.       Issue appropriate W-2 forms to employees.

                  9. Client will report voids/manual/lost checks to Oasis to account for proper W-2 reporting.

                  10. Calculate special withholding amounts (i.e., bonus amounts).

                  11. Reconcile payroll deductions at termination of employees, (e.g., employee loans, outstanding insurance deductions).

                  12. Assist Client, where requested, in Client's classification of employees for exemption status.

                  13. Client shall pay Oasis 1.15% of Client payroll amounts transacted in Oasis system for the administration of the program. Fee(s) is/are due along with any other charges on employee check date via wire from Client account.


         B.       Payroll Reporting

                  Based on information supplied by the Client we will:

                  1. Process individual direct deposit off Client accounts (prenote required for new employee).

                  2. Submit federal and state employee withholding reports to Client.

                  3. Client is responsible for paying appropriate federal and state FAS.

                  4. Detailed report of garnishment register will be provided based on client data. Deductions will be taken from employees and provided to client for payment. Oasis will provide weekly reports to Client by district and by store showing garnishment information (e.g., name of employee, amount deducted)

                  5. Oasis will provide client with complete quarterly tax report.

                  6. Client will have capability of accessing and printing reports on-site.

                  7. Client will have remote access to payroll information and will be provided payroll reports, including reasonable special report requests. All data will be provided by district and by store.

                  8. Client will have access to key training data provided by Client.

                  9.       Above is included in administrative fee.




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         C.       Employment

                  1. Conduct employee wage verifications, where agreed to with Client.

                  2. Provide new hire forms to Client, including W-4, I-9 and summary page for keying in new employee data

                  3. Record new hires for Client. Provide monthly report to Client by district and by store.

                  4. Record receipt in system of required employment forms when reasonably requested by Client.

                  5. Copies of employment files/information provided by Client to Oasis will meet confidential/privacy standards excluding unemployment.

                  6. Record terminations for Client, and provide monthly reports by district, by store, and by employee classification.

                  7.       Above is included in administrative fee.


II. BENEFITS ADMINISTRATION


         A.       Benefits Plan Design

                  1. Develop and recommend customized benefits program (through Oasis broker relationship) with Client consideration.

                  2. Review cost and quality through Oasis broker relationship.

                  3. Provide Client summary plan descriptions for all benefit plans offered to Client's employees.

                  4.       Above is included in administrative fee.

         B.      Benefits Enrollment

                  1. Explain client benefits plans and costs to Client employees. Conduct an open enrollment meeting on an annual basis.

                  2. Work with Client to help ensure timely receipt of all enrollment forms from each Client location.

                  3.       Set up benefit deductions in payroll system.

                  4. Forward applications to each of Client's insurance providers.

                  5. Record and administer enrollment of all eligible employees.

                  6. For Oasis affiliated plans, Oasis will file 5500s. For non-affiliated plans, Oasis will file 5500s at a charge to Client of $500.

                  7.       Above is included in administrative fee.

                  8. Client responsible for paying vendors for Client-sponsored employee plans.

                  9. Client responsible for paying Oasis for Oasis-affiliated employee plans by ACH debit on check date.



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         C.       Benefits Administration

                  1. The Benefit rates charged to Client will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000 through 10/01/01.

                  2. Oasis will be responsible for costs incurred as a result of Oasis' failure to input terminations and lifestyle changes reported to Oasis.

                  3. Reconcile and report monthly amounts due for each client plan.

                  4.       Respond to employee coverage questions and issues.

                  5.       Stock/supply all benefits brochures and forms.

                  6. Provide copies of benefit packages to Client as requested.

                  7.       Fulfill employee requests for information.

                  8. Assist employees with coverage changes where requested.

                  9.       Notify payroll of deductions, changes.

                  10.      Assist employees with claims issues.

                  11.      Manage liaison and relationship with providers.

                  12.      Conduct annual open enrollment.

                  13. Provide to Client reports of benefit information by district/store/employee upon request.

                  14.      Above is included in administrative fee.

                  15. Client is responsible for paying Oasis for employees on any Oasis-affiliated plan or policy by ACH debit on check date.

                  16. Client responsible for paying vendors for Client-sponsored employee plans.

         D.       Health/Dental/Vision Insurance

                  1. Oasis will initially provide coverage through an Oasis affiliated plan or policy. The Benefit rates charged to Client will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000 through 10/01/01.

                  2. Research and obtain coverage for Client/Client employees through Oasis broker relationship.

                  3. Establish controls in conjunction with Client for receipt of enrollment information from each eligible employee and / or participant from each Client location.

                  4. Add new / delete terminated employees to each Client-sponsored insurance plan.

                  5. Record and administer COBRA compliance for each terminated employee (see III (B)).

                  6. Assemble and distribute enrollment kits to Client's employees at least one month prior to effective date of coverage.

                  7. Maintain and distribute client health plan directories.

                  8. Record changes in eligibility based upon information supplied by Client.

                  9. Client agrees to adopt an Oasis sponsored premium only 125 plan.

                  10.      Administer IRS code section 125 insurance deductions.

                  11.      Above is included in administrative fee.



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                  12.      Client is responsible for paying Oasis for employees
                           on any Oasis-affiliated plan or policy by ACH debit on check date.

                  13. Client responsible for paying vendors for Client-sponsored employee plans.

         E.       Group Term Life and Disability

                  1. Research and obtain coverage for Client/Client employees through insurance broker. The rates charged to Client will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000 through 10/01/01.

                  2.       Calculate client premiums and coverage limits.

                  3.       Respond to employee questions.

                  4.       Process coverage and beneficiary changes.

                  5.       Record and process optional additional coverage.

                  6.       Distribute client plan summaries.

                  7. Administer and reconcile employee termination paperwork with each insurance provider.

                  8.       Above included in administrative fee.

                  9. Client is responsible for paying Oasis for employees on any Oasis-affiliated plan or policy by ACH debit on check date.

                  10. Client responsible for paying vendors for Client-sponsored employee plans.

         F.       401K-Administration

                  1. Oasis will initially provide coverage through an Oasis affiliated plan or policy. The Benefit rates charged to Client will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000.

                  2.       Explain 401k benefits plans to Client employees.

                  3. Assemble and distribute enrollment kits to Client's employees at least one month prior to employee's eligibility date.

                  4. Work with Client to help ensure timely receipt of all enrollment forms from each Client location.

                  5.       Set up 401k deductions in payroll system.

                  6.       Add and delete participants.

                  7. Conduct 5500 filings testing through Oasis TPA for Oasis sponsored plan.

                  8.       Client agrees to adopt an Oasis sponsored plan.

                  9. Advise terminated employees of Client of options and execute transfer of assets to new plan or individual IRA, as elected by terminated employee.

                  10.      Above is included in administrative fee.

                  11. Client agrees to pay Oasis for Oasis-affiliated plan via ACH debit when payment is due.

                  12. In the event Client has its own sponsored 401k plan, Client will pay plan directly.



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III. EMPLOYMENT LAW COMPLIANCE


         A.       State and Federal Laws

                  1. Deduct and report appropriate withholding and social security taxes to Client, based on information provided by Client.

                  2.       Provide detailed weekly tax report to Client.

                  3.       Research and comply with all state payroll taxes

                  4. Client will register as an employer in all applicable states.

                  5.       Supply federal and state employment posters.

                  6. Assist Client in responding to all EEOC and NLRB charges of discrimination (including those from all state and local EEO agencies).

                  7.       Above is included in Administrative fee.

                  8.       Client will pay all taxes.

         B.       COBRA/Based upon information supplied by Client:

                  1.       Record and administer qualifying events.

                  2.       Send notice to employee and qualified beneficiaries.

                  3.       Maintain required records.

                  4.       Collect payments and remit premiums.

                  5.       Terminate coverage for nonpayment.

                  6.       Above is included in Administrative fee.

         C.       Workers' Compensation

                  1. Oasis will initially provide coverage through an Oasis affiliated plan or policy. The workers' compensation rates charged to Client will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000.

                  2. Research and obtain Client coverage for each state through insurance broker.

                  3. Assist in determining classifications and rates based upon information supplied by an affiliated policy.

                  4. Client will pay premiums to Oasis and report all monthly payroll covered by policy.

                  5.       Compile and prepare data for premium audits.

                  6. Assist with claims management/investigations/filings and related procedures as required by law.

                  7. Client will be provided 24 hour 1-800 number for an Oasis affiliate to insurance carrier.

                  8.       Maintain contact with injured employees.

                  9. Provide safety program and employee loss prevention program.

                  10.      Above is included in administrative fee.

                  11. Client is responsible for payment of workers' compensation premiums to Oasis by ACH debit on check date for an Oasis affiliated policy.

                  12. Oasis is responsible for paying Oasis affiliated insurance carrier.

                  13. In the event Client has a non-affiliated workers' compensation policy, Client will pay carrier directly.



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         D.       Immigration

                  1.       Client will store all required I-9 forms.

                  2.       Record all I-9 information provided by Client.

                  3. Provide monthly report in Microsoft Excel format by district and by store with information giving Client at least three months advance notice of expiring documentation.

                  4.       Above is included in administrative fee.

         E.       Leave of Absence and FMLA

                  1. Send notices to Client's employees advising of eligibility of FMLA.

                  2. Send required notices to Client's employees who elect family medical leave.

                  3.       Track compliance with FMLA.

                  4. Furnish monthly reports to Client by district and by store with respect to employees on leave of absence or family medical leave.

                  5.       Above is included in Administrative fee.

         F.       New Regulations

                  1.       Keep management aware of key changes.

                  2.       Recommend updates to Client policies and handbook.

                  3.       Above is included in administrative fee.

IV. HUMAN RESOURCES MANAGEMENT

                  1. Record human resource information and provide reports.

                  2.       Assist management with human resources issues.

                  3. In conjunction with the approval of Client offer guidance on compensation issues at each client location.

                  4. With approval of Client, provide assistance to managers in writing job descriptions.

                  5. Where applicable, develop recruitment and selection strategies.

                  6. Conduct management training through scheduled classes.

                  7. Provide management training materials with input and approval of client corporate Human Resource Department.

                  8.       Above is included in administrative fee.

V. EMPLOYEE RELATIONS

                  1.       Assist management on performance issues.

                  2.       Assist management on employee issues.

                  3. Receive employee inquiries and concerns, where applicable.

                  4.       Above is included in administrative fee.



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VI. RISK MANAGEMENT

         A        Safety

                  1.       Assist with OSHA records and loss data.

                  2.       Provide safety training information materials.

                  3.       Arrange on-site safety inspections.

                  4.       Assist with on-site safety programs.

                  5.       Above is included in administrative fee.

         B.       Workers' Compensation

                  1. Complete and file claims forms as reported by Client to carrier TPA.

                  2.       Coordinate return to work or light duty.

                  3. Coordinate loss prevention activities with Client insurer.

                  4. Provide copy of first report of injury from carrier and monthly loss data to Client with data by district and by store necessary to comply with OSHA posting regulations (e.g., accident type, date).

                  5.       Above is included in administrative fee.

         C.       Unemployment

                  1. Review and respond to claims filed through third-party provider.

                  2.       Assist Client in contesting questionable claims.

                  3. Attend hearings and coordinate communication with client, as necessary.

                  4.       File appeals if necessary.

                  5. Record and file all related employee termination paperwork.

                  6.       Third party claim administrative fees paid by Oasis.

                  7.       Above is included in administrative fee.

         D.       State Disability Claims

                  1.       Stock forms and send to employees.

                  2.       Complete and submit forms to carrier.

                  3.       Respond to client requests for information.

                  4.       Above is included in administrative fee.

         E.       Employment Practice Liability Insurance (EPLI)


                  1. The rates charged to Client through an Oasis affiliated plan or policy will remain the same as would have been incurred under the Oasis/Client PEO Client Service Agreement dated May 5, 2000.

                  2. Oasis will pay for client EPLI insurance provided through Oasis broker for Oasis affiliated plan.

                  3. Policy will provide a per incident deductible of $25,000 with an aggregate coverage of $1,000,000.

                  5.       Above is included in administrative fee.



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




                  The provision of affiliated policies / plans pursuant to this document maybe accomplished either directly or through the services of a licensed broker paid by Oasis.




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